                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           SCHEIN PHARMACEUTICAL, INC.
             (Exact name of registrant as specified in its charter)



             Delaware                            001-14019                         11-2726505
  -------------------------------        ------------------------        -------------------------------
  (State or other jurisdiction of        (Commission File Number)        (I.R.S. Employer Identification
         incorporation)                                                               Number)

                100 Campus Drive, Florham Park, New Jersey 07932
                ------------------------------------------------
                    (Address of principal executive offices)

                                 (973) 593-5500
                ------------------------------------------------
              (Registrant's telephone number, including area code)

                     Common Stock, par value $0.01 per share
                ------------------------------------------------
            (Title of each class of securities covered by this form)

                                       N/A
                ------------------------------------------------
                 (Titles of all other classes of securities for
        which a duty to file reports under Section 3(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate Or suspend the duty to file reports:


[X]  Rule 12g-4(a)(1)(i)   [ ]  Rule 12g-4(a)(2)(ii)   [ ]  Rule 12h-3(b)(2)(i)
[ ]  Rule 12g-4(a)(1)(ii)  [ ]  Rule 12h-3(b)(1)(i)    [ ]  Rule 12h-3(b)(2)(ii)
[ ]  Rule 12g-4(a)(2)(i)   [ ]  Rule 12h-3(b)(1)(ii)   [ ]  Rule 15d-6


Approximate number of holders of record as of the certification or notice date:
One

Pursuant to the requirements of the Securities Exchange Act of 1934, Schein Pharmaceutical, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                                   SCHEIN PHARMACEUTICAL, INC.


                                                   /s/ Robert C. Funsten
                                                   -----------------------------
                                                   Robert C. Funsten
August 28, 2000                                    Secretary